Exhibit (d)(4)

CONTRIBUTION AND EXCHANGE AGREEMENT

THIS CONTRIBUTION AND EXCHANGE AGREEMENT (this “Agreement”) is entered into as of May 23, 2024, by and between Sterling Karpos Holdings, LLC, a Delaware limited liability company (“TopCo”), and the Person set forth on the signature page hereto (the “Rollover Investor”). Capitalized terms used and not otherwise defined herein have the meanings given to those terms in the Merger Agreement (as defined below).

WHEREAS, Keypath Education International, Inc., a Delaware corporation (the “Company”), Karpos Intermediate, LLC, a Delaware limited liability company (“Parent”), and Karpos Merger Sub, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”), are party to an Agreement and Plan of Merger, dated as of May 23, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation and a wholly owned Subsidiary of Parent (the “Merger”), on and subject to the terms and conditions in the Merger Agreement;

WHEREAS, as of the date hereof, the Rollover Investor is the record and beneficial owner of the number of shares of Company Common Stock set forth below the caption “Shares of Company Common Stock” on the Rollover Investor’s signature page hereto; and

WHEREAS, the Rollover Investor desires to make an investment in TopCo having a value equal to the amount set forth on the Rollover Investor’s signature page hereto below the caption “Rollover Amount” (such amount, the “Rollover Amount”), which shall be calculated based on the applicable portion of the Transaction Consideration that would otherwise be payable to the Rollover Investor on the Closing Date in respect of the number of shares of Company Common Stock set forth on the Rollover Investor’s signature page hereto below the caption “Rollover Shares” (such shares, the “Rollover Shares”), which investment will be made by means of a contribution of the Rollover Shares in exchange for Class A-2 Units of TopCo (the “TopCo Units”) of equivalent value.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, TopCo and the Rollover Investor hereby agree as follows:

1. Contribution and Exchange.

(a) At the closing of the transactions contemplated by this Section 1(a) (the “Contribution Closing”), and subject to the terms and conditions of this Agreement, the Rollover Investor shall contribute to TopCo the Rollover Shares. Such contribution of Rollover Shares shall be free and clear of all Liens (other than restrictions on transfer arising under any securities Laws), and in exchange therefor, TopCo shall issue to the Rollover Investor that number of TopCo Units equal to (1) the Rollover Amount divided by (2) the price per Class A-2 Unit of TopCo (which shall equal the price per Class A-1 Unit of TopCo paid by AVI Mezz Co., L.P. (or its applicable Affiliates) (individually and collectively, the “Sponsor”) for Class A-1 Units of TopCo acquired in connection with the transactions contemplated by the Merger Agreement).

(b) The contribution of Rollover Shares in exchange for the TopCo Units pursuant to Section 1(a) (the “Contribution”) is intended to be treated as a contribution to a partnership in exchange for partnership interests described in Section 721 of the Internal Revenue Code of 1986, as amended. The parties hereto shall not take any position inconsistent with such Tax treatment (whether in audits, Tax proceedings, Tax Returns, or otherwise) unless otherwise required by applicable Law.

(c) The Rollover Investor hereby acknowledges and agrees that, in accordance with the terms of this Agreement, the Rollover Shares, along with all rights and interests therein, shall belong to TopCo. The Rollover Investor hereby authorizes TopCo to instruct the Paying Agent to withhold any Transaction Consideration payment such Rollover Investor would have otherwise been entitled to in respect of the Rollover Shares on the Closing Date had such Rollover Investor not contributed its Rollover Shares to TopCo. The Rollover Investor hereby acknowledges and agrees that the Rollover Investor will not receive any cash payment for the Rollover Shares under the Merger Agreement.

2. Closing; Termination. The Contribution Closing shall occur immediately prior to the consummation of the transactions contemplated by the Merger Agreement (but is contingent on its occurrence). If the consummation of the transactions contemplated by the Merger Agreement does not occur for any reason, or the Merger Agreement is validly terminated in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates, stockholders, general partners, limited partners, members, directors, officers, managers, trustees, employees, agents, consultants or Representatives will have any liability or obligation under this Agreement.

3. Governance and Compensation Agreements. In connection with the consummation of the transactions contemplated by this Agreement, the Rollover Investor shall enter into: (i) the LLC Agreement (as defined below), (ii) documents underlying the Company’s new management incentive program (the “MIP”), and (iii) additional agreements on certain other compensation-related matters, including without limitation, certain special bonus arrangements and equity liquidity rights (together with the LLC Agreement and the MIP, the “Governance and Compensation Documents”). The Governance and Compensation Documents shall be on terms substantially consistent with those set forth in the Rollover Term Sheet and the parties hereto shall in good fath mutually agree on final forms of Governance and Compensation Documents prior to the Closing, which, in all cases shall be reasonable and consistent with the other terms set forth therein.

4. Representations and Warranties of the Rollover Investor. The Rollover Investor represents and warrants to TopCo that the following statements are true and correct:

(a) The Rollover Investor has good and valid title to, and is the owner of record of the Rollover Shares, free and clear of all restrictions on transfer and other Liens (other than those arising under federal and state securities Laws). Other than the Company Stock Plan and any Company Equity Awards granted thereunder to the Rollover Investor, the Rollover Investor is not a party to any proxy, voting agreement, voting trust, stockholders agreements or other similar arrangement with respect to any outstanding shares of capital stock of the Company.

(b) The execution, delivery and performance by the Rollover Investor of this Agreement does not and will not (i) violate any Law applicable to or binding upon the Rollover Investor, (ii) require any consent (other than as previously obtained) or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Rollover Investor, or to a loss of any benefit to which the Rollover Investor is entitled under any provision of any agreement or other instrument binding upon the Rollover Investor or any of his, her or its assets or properties or (iii) result in the creation or imposition of any Lien on any property or asset of the Rollover Investor.

(c) The TopCo Units will be acquired for the Rollover Investor’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), any applicable state securities Laws or the terms of this Agreement or the terms to be set forth in the Amended and Restated Limited Liability Company Agreement of TopCo, effective as of the Closing Date (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “LLC Agreement”), by and among TopCo and the members of TopCo, and such TopCo Units will not be disposed of in contravention of any such Laws or the terms to be set forth in the LLC Agreement.

(d) The Rollover Investor is able to bear the economic risk of the investment in the TopCo Units for an indefinite period of time, and the Rollover Investor understands that the transfer of the TopCo Units is subject to the Securities Act, applicable state securities Laws and the transfer restrictions to be contained in the LLC Agreement and have not been registered under the Securities Act.

(e) The Rollover Investor has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the TopCo Units and has had access to such other information regarding the exchange of the Rollover Shares and issuance of the TopCo Units contemplated hereby as the Rollover Investor has requested.

(f) This Agreement constitutes the legal, valid and binding obligation of the Rollover Investor, enforceable against the Rollover Investor in accordance with its terms (except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity), and the execution, delivery, and performance of this Agreement does not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which the Rollover Investor is a party or any Law to which the Rollover Investor is subject.

(g) The Rollover Investor is an “Accredited Investor” as that term is defined in Regulation D under the Securities Act. The Rollover Investor considers himself or herself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the TopCo Units. The Rollover Investor acknowledges and understands that an investment in the TopCo Units involves substantial risks, and the Rollover Investor is able to bear the economic risks of an investment in the TopCo Units pursuant to the terms hereof, including the complete loss of the Rollover Investor’s investment in the TopCo Units.

(h) The Rollover Investor has not been subject to any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event (“Disqualifying Event”) that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in disqualification under Rule 506(d)(1) of TopCo’s use of the Rule 506 exemption. A description of each Disqualifying Event is set forth on Exhibit B attached hereto. The Rollover Investor will immediately notify TopCo in writing if the Rollover Investor becomes subject to a Disqualifying Event at any date after the date hereof. In the event that the Rollover Investor becomes subject to a Disqualifying Event at any date after the date hereof, the Rollover Investor agrees and covenants to use his or her reasonable efforts to coordinate with TopCo (i) to provide documentation as reasonably requested by TopCo related to any such Disqualifying Event and (ii) to implement a remedy to address the Rollover Investor’s changed circumstances such that the changed circumstances will not affect in any way TopCo’s ongoing and/or future reliance on the Rule 506 exemption under the Securities Act.

(i) The Rollover Investor has not employed any investment banker, broker or finder or incurred any actual or potential liability or obligation, whether direct or indirect, for any brokers’ fees or finders’ fees in connection with the transactions contemplated by this Agreement, for which TopCo or any of its Subsidiaries may have any liability.

(j) The Rollover Investor acknowledges that TopCo will rely upon the accuracy and truth of the foregoing representations in this Section 4 and hereby consents to such reliance.

(k) Notwithstanding anything contained in this Agreement to the contrary, the Rollover Investor acknowledges and agrees that none of TopCo, the Company or any of their respective Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or representatives or advisors, has made or will make any representations or warranties whatsoever with respect to the transactions contemplated by this Agreement, express or implied, beyond those expressly given by TopCo in Section 5. Without limiting the generality of the foregoing, the Rollover Investor acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been or will be made available to the Rollover Investor or any of his, her or its representatives. The Rollover Investor further acknowledges that none of TopCo, the Company or any of their respective Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or representatives or advisors, shall have or be subject to any liability to the Rollover Investor or any other Person resulting from the issuance of the TopCo Units to the Rollover Investor, or the Rollover Investor’s use of or reliance on, any information regarding TopCo or the Company or their respective Subsidiaries furnished or made available to the Rollover Investor and his, her or its representatives in connection with the transactions contemplated hereby, except as expressly set forth in this Agreement and applicable securities Laws. The Rollover Investor acknowledges and agrees that the Rollover Investor has been advised in writing to obtain legal counsel to represent the Rollover Investor in connection with the Rollover Investor’s evaluation of the investment in TopCo, the risks associated with such investment and all other matters relating to such investment and that the Rollover Investor has not been represented or advised by the Sponsor, the Company or any of their respective Affiliates or Kirkland & Ellis LLP on any matter concerning the Rollover Investor’s investment in TopCo, including the structure of the investment, the Tax consequences of such investment or any other risks associated with such investment.

5. Representations and Warranties of TopCo. TopCo represents and warrants to the Rollover Investor that the following statements are true and correct:

(a) TopCo is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business and in good standing in every jurisdiction in which the failure to do so would not, or would reasonably be expected not to, have a material adverse effect on the assets, operations, business or financial condition of TopCo. TopCo possesses all requisite limited liability company power and authority necessary to execute and deliver and to perform its obligations and carry out the transactions contemplated by this Agreement.

(b) When issued pursuant to this Agreement, all of the TopCo Units will be duly authorized and validly issued and outstanding, and will be free and clear of all restrictions on transfer and other Liens (other than restrictions on transfer to be set forth in the LLC Agreement and arising under federal and state securities Laws).

(c) The execution, delivery and performance by TopCo or its officers of this Agreement and the offer, sale and issuance of the TopCo Units have been duly authorized by TopCo. This Agreement constitutes a legal, valid and binding obligation of TopCo, enforceable against TopCo in accordance with its terms (except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors rights generally or (ii) general principles of equity, whether considered in a proceeding at law or in equity), and the execution, delivery, and performance of this Agreement does not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which TopCo is a party or any judgment, order, or decree to which TopCo is subject.

(d) As of the Contribution Closing, TopCo will be a holding company formed solely for the purpose of holding an indirect interest in the Company and will not have engaged in any trade, business or similar activity. Except for those obligations or liabilities incurred in connection with its incorporation, organization and capitalization and the transactions contemplated by the Merger Agreement, this Agreement and each other Exhibit, Schedule or agreement contemplated hereby or thereby (the “Transaction Documents”), TopCo has not incurred, and will not have incurred as of the Contribution Closing, directly or indirectly, any liabilities or engaged in any business activities of any type or kind.

(e) Notwithstanding anything contained in this Agreement to the contrary, TopCo acknowledges and agrees that none of the Rollover Investor, its Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or representatives or advisors, have made or will make any representations or warranties whatsoever with respect to the transactions contemplated by this Agreement, express or implied, beyond those expressly given by the Rollover Investor in Section 4, in the Merger Agreement or in any other Transaction Document.

6. Other Agreements.

(a) In connection with the consummation of the transactions contemplated by this Agreement, the Rollover Investor shall enter into the Governance and Compensation Agreements in accordance with Section 3 hereto.

(b) At the Contribution Closing, to the extent the Rollover Shares are represented by physical stock certificate(s), the Rollover Investor shall deliver to TopCo the stock certificates or affidavit of lost certificates representing the Rollover Shares, accompanied by a duly executed stock power.

(c) Prior to the Contribution Closing, the Rollover Investor shall provide to TopCo a properly completed and duly executed Internal Revenue Service Form W-9, or applicable Internal Revenue Service Form W-8.

(d) The TopCo Units are non-certificated and the Rollover Investor’s ownership shall be recorded on the Schedule of Units on file in the books and records of TopCo upon the consummation of the Contribution Closing.

(e) Each party hereto agrees that the information set forth in this Agreement shall be treated as confidential information to be disclosed only between TopCo, on the one hand, and the Rollover Investor, on the other hand, other than (i) as will be set forth in the LLC Agreement, (ii) to their respective attorneys, accountants, consultants and other professionals to the extent necessary for such individuals to perform their services and (iii) to any Affiliate of any party hereto. Accordingly, other than as will be set forth in the LLC Agreement, the Rollover Investor shall not have the right to demand to review or to receive disclosure of the information pertaining to any other Person’s investment in TopCo.

7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the party at the address set forth below, with copies sent to the Persons indicated:

If to TopCo:

c/o Sterling Partners
167 N. Green St., 4th Floor
Chicago, IL 60607
Attention:	M. Avi Epstein
Courtney Altman
Email:	aepstein@sterlingpartners.com
caltman@sterlingpartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 West Wolf Point Plaza
Chicago, IL 60654
Attention:	Steven V. Napolitano, P.C.
Email:	steven.napolitano@kirkland.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Peter Seligson
Email:	peter.seligson@kirkland.com

If to the Rollover Investor, to the address set forth on the signature page hereto of the Rollover Investor.

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.

8. General Provisions.

(a) Amendment and Waiver. This Agreement may be amended or modified only by an instrument in writing executed by TopCo and the Rollover Investor. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor will any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), or shall constitute a continuing waiver unless otherwise expressly provided. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the party against whom such waiver is intended to be effective.

(b) Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, and by the different parties hereto in separate counterparts, each of which will be deemed an original for all purposes and all of which together will constitute one and the same instrument. Signatures to this Agreement may be transmitted electronically (including by .pdf or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document) and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

(c) Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permissible assigns, and nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation. Neither party shall assign this Agreement without the written consent of the other party; provided, that TopCo may assign this Agreement to any of its Affiliates; provided, further, that no assignment shall release TopCo of any of its obligations or liabilities under this Agreement.

(d) Governing Law and Jurisdiction; Waiver of Jury Trial; Consent to Jurisdiction and Service of Process.

(i) This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware.

(ii) EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(iii) Any Action arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in any state or federal court in the State of Delaware, and each party hereto waives any objection which such party may now or hereafter have to the laying of the venue of any such Action, and irrevocably submits to the jurisdiction of any such court in any such Action.

(e) Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties hereto agrees that, without posting bond or similar undertaking, prior to the termination of this Agreement in accordance with its terms, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any Action commenced pursuant to this Agreement in addition to any other remedy to which such party may be entitled under this Agreement, at law or in equity. Each party hereto further agrees that, in the event of any Action for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at law would be adequate.

(f) Survival; Entire Agreement. All representations and warranties contained herein will survive the execution and delivery of this Agreement and the LLC Agreement, the consummation of the Merger, and the transfer by the Rollover Investor of any TopCo Units, and may be relied upon by TopCo and any of their respective successors and assigns for all purposes. The agreement of the parties that is comprised of this Agreement (including all Exhibits hereto) and the Transaction Documents sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications, whether oral or written, relating to the subject matter of this Agreement.

(g) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or under public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled in accordance with the terms hereof to the greatest extent possible.

(h) Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

(i) Expenses. Except as expressly provided herein, each party shall pay its own expenses incident to the preparation of this Agreement and the negotiation and consummation of the transactions contemplated hereby.

(j) Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Further Assurances. Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by any other party in order to consummate or implement the transactions contemplated hereby.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Sterling Karpos Holdings, llc

By:	/s/ M. Avi Epstein
Name:	M. Avi Epstein
Title:	President

[Signature Page to Contribution and Exchange Agreement]

ROLLOVER INVESTOR

Signature:	/s/ Steve Fireng
Printed Name:	Steve Fireng

Notice address:

Personal Email:

Shares of Company Common Stock:

Rollover Shares:

9,521,783
shares of Company Common Stock

Rollover Amount:

$8,283,951.21

[Signature Page to Contribution and Exchange Agreement]

EXHIBIT A

Rollover Term Sheet

(See Attached.)

[Exhibit A to Contribution and Exchange Agreement]

EXHIBIT A

Project karpos
Rollover Term Sheet1 2

This term sheet summarizes (i) certain terms of the rollover of equity interests of Keypath Education International, Inc. (together with its subsidiaries, the “Company”) by Steve Fireng (the “Management Investor”) into Class A-2 Units (the “Rollover Equity”) of Sterling Karpos Holdings, LLC (“Topco”), a newly formed Delaware limited liability company and top-level parent of the Company as of the closing of the proposed acquisition of the Company by an affiliate of Sterling Partners LLC (together with its permitted transferees, “Sterling”) (such closing, the “Closing”), and (ii) contains terms of the Management Investor’s new management incentive plan arrangements, special bonus arrangements, and certain other liquidity rights to be implemented in connection with the proposed acquisition of the Company.

I.	Steve Fireng - Compensation Package Key Components

A.	Rollover Requirements

i.	Rollover of 100% of owned Company shares. No Company shares shall be sold or otherwise transferred prior to Closing.

B.	Treatment of Existing Options & Unvested RSUs

i.	Options and unvested RSUs terminated at Closing as a condition of new incentive grant. Any RSUs that otherwise would have vested and been settled during interim period will be forfeited at such time as they would have otherwise vested.

ii.	Profits interests grant equal to 5% of fully-diluted equity at Closing subject to a 4-year vesting schedule of 1.25% per year, as more fully-described under “Vesting Conditions” of Section II below.

iii.	Profits interests granted shortly following the Closing will entitle the holder to share pro-rata in distributions in excess of the capital contributed by the holders of Class A Units (as defined below), which is equivalent to the implied equity value of the Company on a consolidated basis based upon the AU$0.87 per share merger consideration received by Company shareholders.[3]

[1]	For the avoidance of doubt, all bonus payments provided for herein are subject to the requirements that (1) Steve Fireng remain in his capacity as CEO at the time of any payment, action or transaction ultimately obligated pursuant to the provisions contemplated by this Rollover Term Sheet, (2) any retention or transaction bonus (but, for the avoidance of doubt, excluding the bonus to be payable upon Closing and the Australian Sale Bonus) ultimately made pursuant to the provisions contemplated by this Rollover Term Sheet may only be made as permitted by the liquidity and other restrictions in the Company’s debt facility (the “Credit Agreement”) (and any actions which would not be so permitted are to be deferred until such time as they would be permitted under the Credit Agreement) and (3) any required Australian regulatory approvals.

[2]	This term sheet reflects consideration and economic calculation based on vesting as of May 1, 2024.
[3]	For the avoidance of doubt, the Rollover Equity and Incentive Equity will be subject to pro-rata dilution in connection with any subsequent issuances of equity securities.

C.	Cash Bonus Opportunities

i.	Take-private Closing bonus of US $1.0 million paid within 30 days following Closing, subject to continued employment of Steve Fireng in capacity as CEO through the date of Closing.

ii.	Retention Bonus

1.	US $1.0 million retention bonus if the indebtedness represented by the Credit Agreement is not repaid within two years following the Closing, provided that Keypath’s Australian business unit has a fully allocated/burdened Adj. EBITDA at such time of not less than US $10.0 million Adj. EBITDA on a trailing 12-month basis, as determined in the good faith discretion of Topco board of managers (the “Board”).

a.	If a process is ongoing to replace the indebtedness represented by the Credit Agreement, bonus is delayed until closing or formal abandonment of such process.

b.	The pre-tax amount of any retention bonus will reduce any future transaction bonus or equity proceeds on a dollar-for-dollar basis.

iii.	Australian Sale Bonus

1.	In the event of the sale of Keypath Australia occurs separate from a sale of the entire Company, bonus will be paid based on a range of outcomes between $1M and $3M (US) based on the Keypath Australia Proceeds, provided that:

a.	50% of all the pre-tax value of any Australian Sale Bonus received in excess of $1.0 million will reduce future distributions under the Incentive Equity on a dollar-for-dollar basis.

b.	For these purposes, “Keypath Australia Proceeds” means the cash proceeds received in connection with a sale of Keypath Australia net of transaction costs and any related party indebtedness or other intercompany items but not reduced for third party funded debt (including, without limitation, any such debt incurred as a result of the take-private transaction).

c.	Bonus payment is in addition to any distribution amounts paid in respect to existing equity of excess cash from the Keypath Australia sale.

d.	The Australian Sale Bonus only applies in the event of a sale of Keypath Australia that occurs prior to a sale of Topco. In the event of a sale of Topco that occurs prior to any sale of Keypath Australia, no Australian Sale Bonus will be payable.

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D.	Equity Put Right

i.	25% of Rollover Class A Units (as defined in Section II below) may be put to Topco at a price that is equivalent to the take private price of AU $0.87 once the Morgan Stanley debt facility entered into at Closing (or any refinancing thereof) is fully repaid, subject to continued employment of Steve Fireng in the capacity of CEO through such date. Such put right may be exercised on a one-time basis within 30 days of such debt repayment.

II.	Terms of Rollover and Incentive Equity

Structure:	The Rollover Equity acquired by the Management Investor will have the same economic features as the Class A-1 Units of Topco to be acquired by Sterling (together with the Rollover Equity, the “Class A Units”). The CEO of Keypath (currently Steve Fireng) will serve as a member of the Board.

Preemptive Rights:	The Rollover Equity will entitle the holder to pro rata preemptive rights with respect to equity issuances to Sterling, subject to customary exceptions (including with respect to issuances in which the holder would not otherwise be entitled to purchase equity in excess of a customary de minimis threshold, incentive equity issued to service providers, or equity issued in connection with M&A, strategic transactions or debt financing transactions).

Tag-Along:	The Rollover Equity will entitle the holder to pro rata tag-along rights to participate in transfers by Sterling to third parties, subject to customary exceptions (which customary exceptions shall include indirect transfers and transfers related to any fund restructuring transactions).

Drag-Along:	Sterling will have the right to require the Management Investor to participate in any sale at any time on terms and conditions approved by Sterling, subject to customary minority protections.

Transfers:	No transfers of Topco equity interests by the Management Investor without Sterling’s consent except (i) pursuant to a tag-along or drag-along transaction, (ii) following any post-IPO lockup period, or (iii) for bona fide estate planning purposes.

Incentive Pool	Topco will establish an aggregate profits interest pool as reasonably determined by the Board. Class B Units granted under the profits interest pool are referred to herein as “Incentive Equity”. Incentive Equity granted shortly following Closing will entitle the holder to share pro-rata in distributions in excess of the capital contributed by the holders of Class A Units (i.e., the initial grants will be “struck at the deal price”), which is equivalent to the implied equity value of the Company on a consolidated basis based upon the AU$0.87 per share merger consideration received by Company shareholders.

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Vesting Conditions	Rollover Equity is not subject to vesting. Incentive Equity is subject to vesting as follows: 25% of the Incentive Equity shall vest on the first anniversary of the Closing, with the remaining 75% vesting in equal installments each subsequent month such that 100% of the Incentive Equity shall be vested on the fourth anniversary of the Closing, subject, in each case, to continued employment through the applicable vesting date.

Restrictive Covenants:	Each holder of Incentive Equity will be subject to customary restrictive covenants, including non-disparagement, intellectual property assignment and confidentiality covenants, and, for so long as such holder is employed and for the lesser of (x) two years thereafter or (y) the maximum period that is enforceable under the laws of the state in which such holder resides, non-competition and non-solicitation covenants. Each holder of Rollover Equity will be subject to customary confidentiality covenants and other terms and conditions in Topco’s operating agreement.

Repurchase Rights:	Rollover Equity and Incentive Equity is subject to repurchase following any separation as follows[4]:

Termination Scenario	Treatment of Units
Cause; Violation of Restrictive Covenants	Forfeiture of all Class B Units (whether vested or unvested). Class A Units subject to repurchase at Fair Market Value.
Without Cause; Resignation; Death or Disability	Forfeiture of all unvested Class B Units Vested Class B Units subject to repurchase at Fair Market Value Class A Units not subject to repurchase right.

Fair Market Value will be reasonably determined by the Board in good faith. Repurchase price may be paid through delivery of a subordinated promissory note.

*    *    *    *

[4]	TopCo will have additional right to repurchase all Class A Units and Class B Units for Fair Market Value in the event the Management Investor commences an employment or other service relationship with a competitor, or solicits for employment senior employees of the Company, in a manner that does not otherwise constitute a restrictive covenant breach.

4

EXHIBIT B

Each of the enumerated instances below is a “Disqualifying Event” for the purposes of Section 4(h). Capitalized terms used but not defined in this Exhibit B have the meanings given to them in the Agreement. A Rollover Investor has been subject to a Disqualifying Event if the Rollover Investor:

(1)	has been convicted within ten years of the date hereof and the Closing Date of any felony or misdemeanor (i) in connection with the purchase or sale of any security, (ii) involving the making of any false filing with the U.S. Securities and Exchange Commission (the “SEC”) or (iii) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(2)	is subject to any order, judgment or decree of any court of competent jurisdiction entered within five years of the date hereof and the Closing Date that presently restrains or enjoins the Rollover Investor from engaging or continuing to engage in any conduct or practice (i) in connection with the purchase or sale of any security, (ii) involving the making of any false filing with the SEC or (iii) arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(3)	is subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that (i) as of the date hereof and the Closing Date, bars the Rollover Investor from (A) association with an entity regulated by such commission, authority, agency or officer, (B) engaging in the business of securities, insurance or banking or (C) engaging in savings association or credit union activities or (ii) constitutes a final order based on a violation of any Law or regulation that prohibits fraudulent, manipulative or deceptive conduct entered within ten years of the date hereof and the Closing Date;

(4)	is subject to any order of the SEC pursuant to Section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or Section 203(e) or (f) of the Investment Advisers Act of 1940 that as of the date hereof and the Closing Date (i) suspends or revokes the Rollover Investor’s registration as a broker, dealer, municipal securities dealer or investment adviser, (ii) places limitations on the activities, functions or operations of the Rollover Investor or (iii) bars the Rollover Investor from being associated with any entity or from participating in the offering of any penny stock;

[Exhibit B to Contribution and Exchange Agreement]

(5)	is subject to any order of the SEC entered within five years of the date hereof and the Closing Date that presently orders the Rollover Investor to cease and desist from committing or causing a violation or future violation of (i) any scienter-based anti-fraud provision of the federal securities Laws or (ii) Section 5 of the Securities Act;

(6)	is, as of the date hereof and the Closing Date, suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7)	has filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that, within five years of the date hereof and the Closing Date, was the subject of a refusal order, stop order or order suspending the Regulation A exemption, or is presently the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(8)	is subject to a United States Postal Service false representation order entered within five years of the date hereof and the Closing Date or is presently subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

[Exhibit B to Contribution and Exchange Agreement]